Exhibit 99.1

JLL Income Property Trust
Acquires Premier Denver-Area Apartment Community
Chicago (October 27, 2021) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $5.1 billion in portfolio assets, announced today the acquisition of Miramont Apartments in the Denver suburb of Fort Collins, Colorado. The 15-building, 210-unit garden-style apartment community was acquired for approximately $58 million, bringing the portfolio’s total residential allocation to more than $2 billion, or 43 percent of total assets.

“The addition of Miramont Apartments increases our residential allocation, an overweight target for us, and aligns with our strategy to invest in well-located multifamily communities with strong demand drivers and high barriers to entry for new competition,” said Allan Swaringen, JLL Income Property Trust President and CEO. “Given its proximity to key economic drivers such as Colorado State University and local technology and manufacturing companies, along with a limited construction pipeline and low vacancy, we believe this investment will continue to see strong tenant demand and stable occupancy, making this an attractive, long-term investment for our diversified portfolio.”

Constructed in 1995, Miramont Apartments recently underwent unit renovations and has maintained a strong average occupancy of greater than 94 percent over the past three years. The community is currently more than 98 percent leased.

Located 50 miles north of Denver along I-25, Fort Collins is the No. 3-ranked market by LaSalle Research & Strategy on its most recent Small Apartment Market Analysis owing to Fort Collins’s limited construction pipeline, strong long-term vacancy rate of just 4.3 percent (15-year average) and annualized rent growth of 4 percent over the last 15 years. This market’s vacancy rate and rent growth are 1.2 percent and 1.6 percent better than the US average, respectively. Fort Collins also has a favorable rent versus own dynamic with median home prices of more than $400,000. The city also benefits from a strong labor market, bolstered by Colorado State University, which drives demand for well-located highly-amenitized apartment communities. The property is also located in an A-rated school district, according to Niche.com, and benefits from several walkable retail amenities.

Internal

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.
###

About Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $73 billion of assets in private and public real estate property and debt investments as of Q2 2021. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com, and LinkedIn.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Internal

Contacts:

Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email:    scott.sutton@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com

Internal